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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 5, 2001




                                IDEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                        1-10235                36-3555336
(State or other jurisdiction of         (Commission           (I.R.S. Employer
incorporation or organization)          File Number)         Identification No.)


      630 DUNDEE ROAD, NORTHBROOK, ILLINOIS                    60062
     (Address of principal executive offices)                (Zip Code)

                  Registrant's telephone number: (847) 498-7070


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Item 5. Other Information

On April 5, 2001, IDEX Corporation announced that diluted earnings per share before restructuring charges for the first quarter are on track with earlier estimates of 32 to 37 cents announced on March 1, 2001. In addition, the Company also announced its decision to take aggressive actions to properly size its operations with current business conditions. As a result, IDEX will record a $5.5 million restructuring charge, or 11 cents per share, in the first quarter. This restructuring - which affects all three business groups - will result in a workforce reduction of approximately 250 employees (or 6 percent of the total workforce) and the consolidation of two Pump Products Group manufacturing plants into a single more efficient operation.

The reduced demand in the U.S. manufacturing sector continues to affect sales volumes and profitability in its base businesses. Last year, IDEX introduced three key initiatives - global sourcing, E-Business and Six Sigma - that the Company's management believes will help it improve margins starting in the third quarter of 2001, continuing into 2002 and beyond. In addition, the Company's management continues to drive top-line growth in new market niches and to make acquisitions that meet its strict criteria. While all of these efforts will improve IDEX's longer term performance, the Company's management believes the current actions are necessary to appropriately size its businesses, lower costs and improve efficiencies. For example, the decision to consolidate two of Gast Manufacturing's southwest Michigan production facilities addresses excess capacity issues that have resulted from the combination of lower current demand and improving process efficiencies that have been realized at this business. The Company expects the annualized savings from these actions will exceed the charge taken in this quarter.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                       IDEX Corporation





         April 6, 2001                 /s/   WAYNE P. SAYATOVIC
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                                               Wayne P. Sayatovic
                                       Senior Vice President--Finance,
                                        And Chief Financial Officer